Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Fourth Quarter and Full Year Ended January 31, 2010 Results

-Company Issues Fiscal 2011 Guidance-

- Fourth Quarter Revenue Increased 33% to $252 Million-

-Fourth Quarter Gross Profit Increased 13% to $37 Million-

Fargo, ND — April 15, 2010 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fourth quarter and full year ended January 31, 2010. The Company introduced for the first time segment reporting for its Agriculture and Construction businesses in order to provide more insight into the performance of each segment in addition to the Company’s overall performance.  Additional information regarding the Company’s segments and segment operating results can be found in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010.

Fiscal 2010 Fourth Quarter

For the fourth quarter of fiscal 2010, revenue increased 33.5% to $252.3 million from revenue of $189.0 million in the fourth quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $203.8 million, compared to $153.6 million in the fourth quarter last year.  Parts sales were $27.7 million in the fourth quarter, compared to $20.1 million in the fourth quarter last year.  Revenue generated from service improved to $14.9 million in the quarter, compared to $11.6 million in the fourth quarter last year.

Revenue generated from the Company’s Agriculture segment was $226.9 million for the fourth quarter of fiscal 2010, compared to $170.5 million in the fourth quarter last year.  Revenue generated from the Company’s Construction segment was $31.9 million for the fourth quarter of fiscal 2010, compared to $23.0 million in the fourth quarter last year.

Gross profit for the fiscal fourth quarter increased 13.8% to $37.0 million, compared to $32.5 million in the fourth quarter of last year. The Company’s gross profit margin was 14.7% in the fiscal fourth quarter, compared to 17.2% in the fourth quarter last year.  Gross profit from parts and service revenue contributed 47% of overall gross profit for the fiscal fourth quarter 2010, compared to 40% in the fourth quarter last year.

Pre-tax income for the fiscal 2010 fourth quarter was $6.0 million, compared to $5.4 million in the fourth quarter last year.  Pre-tax margin was 2.4%, compared to 2.8% in the fourth quarter last year.  Pre-tax income for the Company’s Agriculture segment was $8.2 million, compared to $7.2 million in the fourth quarter last year.  Pre-tax loss for the Company’s Construction segment was $2.3 million for the fiscal 2010 fourth quarter, compared to pre-tax loss of $1.2 million in the fourth quarter last year.

Net income for the fiscal fourth quarter of 2010 was $3.4 million, compared to net income of $3.2 million in the fourth quarter last year.  Earnings per diluted share for the fiscal fourth quarter of 2010 were $0.19 on approximately 18.0 million shares outstanding, compared to $0.18 per diluted share on a similar amount of shares outstanding in the fourth quarter last year.

Fiscal 2010 Full Year Results

For the twelve-months ended January 31, 2010, revenue increased 21.5% to $838.8 million from $690.4 million in fiscal 2009. Revenue from the Company’s Agriculture segment was $751.3 million in fiscal 2010, compared to $624.0 million in fiscal 2009.  Revenue from the Company’s Construction segment was $116.4 million, compared to $88.0 million in fiscal 2009.

Gross profit for fiscal 2010 was $141.1 million, compared to $119.9 million in fiscal 2009.  Gross margin for fiscal 2010 was 16.8%, compared to 17.4% in fiscal 2009.

Pre-tax income for fiscal 2010 was $27.0 million for a pre-tax margin of 3.2%, compared to $30.5 million, or a pre-tax margin of 4.4%, for fiscal 2009. Pre-tax income for the Company’s Agriculture segment was $36.1 million in fiscal 2010, compared to $32.0 million in fiscal 2009.  Pre-tax loss for the Company’s Construction segment was $6.8 million, compared to pre-tax income of $0.6 million in fiscal 2009.

Net income for the full year fiscal 2010 was $15.7 million, or $0.88 per diluted share, compared to $18.1 million, or $1.08 per diluted share, in fiscal 2009. The full-year weighted average shares outstanding increased 7.1% to 18.0 million from 16.8 million last year due to the Company’s May 2008 follow-on offering.

Balance Sheet

The Company ended fiscal 2010 with a strong balance sheet. Its cash and cash equivalents were $76.2 million as of January 31, 2010. Working capital at the end of fiscal 2010 was $158.6 million.  As of January 31, 2010, the Company had $106.9 million available of its $365.0 million total discretionary floorplan lines of credit.  Additionally, at year end, the Company had no amounts outstanding under its $25 million operating line of credit.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the fourth quarter of fiscal 2010, we delivered top and bottom line growth on a year over year basis, primarily reflecting the strength of our agriculture business.  However, our fourth quarter equipment margins and revenue contribution from higher margin parts and service business were lower than anticipated; resulting in lower than expected full year net income.”

“As we enter fiscal 2011, farmers in the Upper Midwest continue to have strong balance sheets and ample access to credit, and industry data suggests that the operating environment for farmers will be favorable in the coming year,” added Mr. Meyer.  “Our Construction business segment continued to adversely impact our bottom line results in fiscal 2010, but as we enter 2011, we have implemented key initiatives, which we believe will improve revenue and operating results for this segment in this fiscal year.  These initiatives included, right-sizing our rental fleet, key construction personnel changes, the announcement of the future closing of our Columbia Falls store (located in the Kalispell market) and implementing the Titan strong-store operating model into the fiscal 2009 acquisition stores.”

Mr. Meyer concluded, “In fiscal 2011, we are confident that we can achieve overall revenue and profit growth as compared to fiscal 2010.  Having completed six acquisitions and two store openings in fiscal 2010, our business will benefit from our expanded footprint as well as anticipated organic growth in both our Agriculture and Construction business segments.”

Acquisition and New Store Opening

The Company recently entered into a purchase agreement to acquire Hubbard Implement, Inc., in Iowa Falls, Iowa, and opened one new agriculture equipment store in Albert Lea, Minnesota.

Hubbard Implement, Inc., with one store in Iowa Falls, Iowa, is a Case IH brand agriculture equipment dealership.  Hubbard Implement is well-situated in the fertile farmland in Central Iowa and is strategically located contiguous to Titan Machinery’s existing locations in Grundy Center and Waverly, Iowa.  In its most recently reported fiscal year, Hubbard Implement generated revenues of approximately $7.9 million.  The acquisition is expected to close on or around June 1, 2010.

Albert Lea, Minnesota. The Company opened a New Holland brand farm equipment store in Albert Lea, Minnesota in December, 2009.  Located at the junction of major freeways I-35 and I-90 in Southern Minnesota, the store serves a new market for the Company.  The areas surrounding Albert Lea in Southern Minnesota and Northern Iowa have consistently produced large industry unit sales, resulting from generations of prosperous farms that are operating on highly productive soils.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customer’s business.  The Company is anticipating achieving increased revenue for the full year ending January 31, 2011 in a range of $920 million to $980 million.  Net income is expected to be in the range of $17.2 million to $19.0 million resulting in earnings per diluted share range of $0.92 to $1.02.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2011 are estimated to be approximately 18.1 million.

Conference Call and Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 741-4241 from the U.S. International callers can dial (719) 325-4747. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 29, 2010, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 from international locations, and entering confirmation code 6345727. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 72 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH) Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected improved operating results for the construction segment and the expected results of operations for the fiscal year ending January 31, 2011, our beliefs and expectations with respect to the industries in which we operate, the anticipated impact of our recent acquisitions, our anticipated organic growth, and our expectations as to the execution of our strategy, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s construction segment, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	January 31,	January 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$76,185	$41,047
U.S. treasury bills	—	44,994
Total cash, cash equivalents and U.S. treasury bills	76,185	86,041

Receivables, net	22,254	19,627
Inventories	347,580	241,094
Prepaid expenses	1,009	532
Income taxes receivable	1,595	1,433
Deferred income taxes	2,266	1,426

Total current assets	450,889	350,153

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	1,642	1,509
Goodwill	14,762	12,464
Intangible assets, net of accumulated amortization	295	366
Other	620	487
	17,319	14,826

PROPERTY AND EQUIPMENT, net of accumulated depreciation	46,604	45,269

	$514,812	$410,248

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$12,352	$18,652
Floorplan notes payable	249,872	166,481
Current maturities of long-term debt and short-term advances	7,218	7,623
Customer deposits	12,974	15,158
Accrued expenses	9,870	8,308

Total current liabilities	292,286	216,222

LONG-TERM LIABILITIES
Long-term debt, less current maturities	21,852	14,810
Deferred income taxes	6,356	3,503
Other long term liabilities	3,794	1,946
	32,002	20,259

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,777 at January 31, 2010 and 17,657 at January 31, 2009	—	—
Additional paid-in-capital	138,775	137,755
Retained earnings	51,749	36,012
	190,524	173,767

	$514,812	$410,248

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$203,812	$153,602	$643,186	$540,307
Parts	27,696	20,074	119,509	94,984
Service	14,947	11,598	58,983	44,224
Other, including trucking and rental	5,815	3,715	17,103	10,922
TOTAL REVENUE	252,270	188,989	838,781	690,437

COST OF REVENUE
Equipment	185,006	134,742	578,411	478,324
Parts	19,452	14,149	83,219	67,270
Service	5,771	4,385	21,615	16,729
Other, including trucking and rental	5,053	3,218	14,441	8,245
TOTAL COST OF REVENUE	215,282	156,494	697,686	570,568

GROSS PROFIT	36,988	32,495	141,095	119,869

OPERATING EXPENSES	29,839	26,135	108,998	86,940

INCOME FROM OPERATIONS	7,149	6,360	32,097	32,929

OTHER INCOME (EXPENSE)
Interest and other income	1,312	288	1,843	1,545
Floorplan interest expense	(2,024)	(1,158)	(5,485)	(3,240)
Interest expense other	(418)	(140)	(1,463)	(729)

INCOME BEFORE INCOME TAXES	6,019	5,350	26,992	30,505

PROVISION FOR INCOME TAXES	(2,656)	(2,180)	(11,255)	(12,430)

NET INCOME	$3,363	$3,170	$15,737	$18,075

EARNINGS PER SHARE - BASIC	$0.19	$0.18	$0.89	$1.11
EARNINGS PER SHARE - DILUTED	$0.19	$0.18	$0.88	$1.08

TITAN MACHINERY INC.

Fourth Quarter & Full Year Segment Results

(in thousands)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2010	2009	% Change	2010	2009	% Change
Revenues
Agriculture	$226,928	$170,463	33.1%	$751,258	$624,035	20.4%
Construction	31,936	23,029	38.7%	116,361	88,032	32.2%
Segment revenues	258,864	193,492	33.8%	867,619	712,067	21.8%
Eliminations	(6,594)	(4,503)	46.4%	(28,838)	(21,630)	33.3%
Total	$252,270	$188,989	33.5%	$838,781	$690,437	21.5%

Income (Loss) Before Income Taxes
Agriculture	$8,191	$7,242	13.1%	$36,133	$32,023	12.8%
Construction	(2,286)	(1,170)	95.4%	(6,837)	604	(1232.0)%
Segment income (loss) before income taxes	5,905	6,072	(2.8)%	29,296	32,627	(10.2)%
Shared Resources	(149)	(606)	(75.4)%	(2,120)	(1,678)	26.3%
Eliminations	263	(116)	(326.7)%	(184)	(444)	(58.6)%
Total	$6,019	$5,350	12.5%	$26,992	$30,505	(11.5)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.